EXHIBIT 99.1

[LOGO OF HINES HORTICULTURE]

INVESTOR CONTACT:

Claudia Pieropan

Chief Financial Officer

(949) 936-8122

www.hineshorticulture.com

HINES HORTICULTURE, INC. ANNOUNCES INTENDED DEBT OFFERING

Irvine, California – September 11, 2003 – Hines Horticulture, Inc. (NASDAQ: HORT) announced today that its wholly-owned subsidiary Hines Nurseries, Inc. (“Hines Nurseries”) intends to raise $175 million of gross proceeds through a private placement of senior notes, subject to market and other conditions. The notes will be offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”) and to persons in offshore transactions in reliance on Regulation S under the Securities Act. The notes are expected to have an eight-year term and interest will be paid semi-annually.

Hines Horticulture stated that Hines Nurseries intends to use the net proceeds from the notes, together with borrowings under an expected new credit facility, to repay in full all borrowings under Hines Nurseries’ existing credit facility and to redeem all of Hines Nurseries’ outstanding 12.75% senior subordinated notes due 2005.

The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Hines Horticulture

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Hines Horticulture is a leading operator of commercial nurseries in North America, producing one of the broadest assortments of container grown plants in the industry. Hines Horticulture sells nursery products primarily to the retail segment, which includes premium independent garden centers, as well as leading home centers and mass merchandisers, such as Home Depot, Lowe’s and Wal-Mart.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Hines Horticulture to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release include the fact that the proposed private placement of senior notes is subject to conditions and no assurance can be given that the proposed private placement will close on a timely basis or at all. Actual results may differ materially from the forward-looking information in this release. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is publicly available in Hines Horticulture’s filings with the Securities and Exchange Commission, including Hines Horticulture’s annual report on Form 10-K for the year ended December 31, 2002, quarterly report on Form 10-Q for the quarter ended March 31, 2003 and quarterly report on Form 10-Q for the quarter ended June 30, 2003.

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